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                                                                    EXHIBIT 21.1

                      BANCFIRST CORPORATION SUBSIDIARIES
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       SUBSIDIARY NAME                  STATE OF INCORPORATION      PERCENTAGE OF OWNERSHIP
       ---------------                  ----------------------      -----------------------
BancFirst                                     Oklahoma                      100%
Express Financial Corporation                 Oklahoma                      100%
Citibanc Insurance Agency, Inc.               Oklahoma                      100%
BancFirst Agency, Inc.                        Oklahoma                      100%
BancFirst Investment Corporation              Oklahoma                      100%
Security Bank and Trust Company               Oklahoma                      100%
BFC Capital Trust I                           Delaware                      100%
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